                                                            Exhibit(a)(5)(F)

                           A Message to Associates
                                    from

                              MICHAEL N. HAMMES
                   President and Chief Executive Officer



Hi, I believe most of you have already had a chance to meet with me, but for those of you who don't know me -

I'm Mike Hammes, President and CEO of Sunrise.

Today we will be announcing two important pieces of good news for Sunrise -- news that I wanted you to hear about from me directly -- rather than just reading about them in a press release or a memo.

When I first met with you some nine months ago now, we talked about the real strengths of our company -- good products, great brands, superior customer relationships and the best team in our industry, bar none.

Despite these real strengths, we have not been able to fully capitalize on the opportunities that are available to us.

This is largely because we have not been able to accomplish what we want in the marketplace or to achieve acceptable financial returns.

I told you then that my goal was to help us get our company back on the right track -- to be able to capitalize on the inherent strengths of the company to achieve the growth we all know is possible -- and to be able to achieve the kind of financial and marketplace results that will allow us to invest heavily in our future.

As we started discussing nine months ago, we have the basic building blocks of brands, product, and customer relationships in place.

So what else do we need? That brings us to today's announcements.

To begin with, we need a structural cost formula that works and makes us competitive.

To be competitive we need to think and act like one company --"One Sunrise."

That's why we announced some time ago we are going to a "One Sunrise" operating structure with integrated operating teams in Europe and in North America, and the Global Business Group for world-wide product platforms.

As promised, we'll be announcing and implementing details of this new structure in the very near future. Another key component to achieving our goals is a strong and committed senior leadership team.

I am therefore pleased to announce today that Tom O'Donnell has decided not to retire, but to stay on as the President of our combined North American operations.

As we all know Tom brings to the company a wealth of industry experience combined with a deep understanding of the needs of our customers.

Tom is excited to be officially back-in-the-saddle and we are delighted to have him back.

I should add that Tom played a key role in orchestrating the other big news that we are announcing today.

For the past 2-3 months the Board of Directors, together with your senior management team, has been working on the final leg of what I believe will allow this company to perform and grow as it should and to meet all of our goals -- and that is a proper capital structure.

The Board and senior management felt that that the purchase of the company by senior management and an equity investor was the best for our shareholders, our customers and our employees and in the best interest of our company as a whole.

We believe that the purchase of the company by senior management and an equity investor is best because of the added flexibility it gives us to respond to the needs of our customers and the fact that it allows us to concentrate all of our energies on the long-term growth of our business and not the short-term, day-to-day demands of Wall Street and the financial markets.

The financing plan put in place for this transaction will provide a very solid financial foundation for our company's future.

Now all of this -- our brands, products, customer relationships, the team at Sunrise, the structural cost formula, the senior leadership team, our new financial structure needs to be wrapped together with an overall vision and strategy for the future of our company.

I plan to present this to you -- on site and live -- at each of our major locations over the next 90 days or so.

At that time I would very much appreciate your input and I look forward to the opportunity to answer your specific questions as to what all this means for each of us personally.

In closing, I would like to thank each of you for the patience and loyalty you have shown to our company.

We have great strengths, we are on the right path, but we do have transition issues to go through. But, if we are going to build a better base for ourselves it will require change.

My commitment to you is that we will do our best to make the right decisions, when they need to be made, and to communicate as clearly as we can to each of you -- what is being done, why it is being done and where will it lead us.

Sunrise is an outstanding company, with a rich tradition and a bright and exciting future.

The organization and financing changes announced today will help ensure that it will continue to be so for many years to come.

Together we can make Sunrise the best it can be.

Thank you again -- and I am looking forward to seeing you soon.

-------------------------------------------------------------------------------

WE CAUTION YOU THAT PROPOSED TRANSACTION IS SUBJECT TO CERTAIN CONDITIONS THAT MUST BE SATISFIED AND IF NOT, THERE IS NO GUARANTEE THAT THE TRANSACTION WILL OCCUR. THIS MESSAGE CONTAINS CERTAIN STATEMENTS PERTAINING TO OUR FUTURE PERFORMANCE AND OPERATIONS THAT ARE FORWARD-LOOKING WHICH INVOLVE PREDICTIONS THAT THE COMPANY HAS MADE THAT MAY NOT OCCUR OR THAT MAY BE INCORRECT. THESE STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENT. MANY OF THESE RISKS AND UNCERTAINTIES RELATE TO FACTORS THAT ARE BEYOND OUR ABILITY TO CONTROL OR ESTIMATE PRECISELY, SUCH AS FUTURE MARKET AND ECONOMIC CONDITIONS, THE BEHAVIOR OF OTHER MARKET PARTICIPANTS AND THE ACTIONS OF GOVERNMENT REGULATORS. THESE RISK FACTORS ARE DETAILED IN SUNRISE MEDICAL'S PUBLICLY FILED REPORTS. VIEWERS, LISTENERS OR READERS OF THIS MESSAGE ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THE PRESENTATION OF THIS MESSAGE.